Exhibit 99.4

LETTER TO CLIENTS OF BROKERS, DEALERS, COMMERCIAL BANKS, TRUST

COMPANIES AND OTHER NOMINEES

Offer To Exchange

Warrants to Acquire Shares of Common Stock of

CONCRETE PUMPING HOLDINGS, INC.

for

Shares of Common Stock of Concrete Pumping Holdings, Inc. and Consent Solicitation

THE OFFER AND CONSENT SOLICITATION (AS DEFINED BELOW) AND WITHDRAWAL RIGHTS WILL EXPIRE AT 11:59 P.M., EASTERN DAYLIGHT TIME, ON APRIL 26, 2019, OR SUCH LATER TIME AND DATE TO WHICH WE MAY EXTEND. WARRANTS (AS DEFINED BELOW) TENDERED PURSUANT TO THE OFFER AND CONSENT SOLICITATION MAY BE WITHDRAWN PRIOR TO THE EXPIRATION DATE (AS DEFINED BELOW). CONSENTS MAY BE REVOKED ONLY BY WITHDRAWING THE TENDER OF THE RELATED WARRANTS AND THE WITHDRAWAL OF ANY WARRANTS WILL AUTOMATICALLY CONSTITUTE A REVOCATION OF THE RELATED CONSENTS.

April 1, 2019

To Our Clients:

Enclosed for your consideration are the Prospectus/Offer to Exchange dated April 1, 2019 and the related Letter of Transmittal and Consent (the “Letter of Transmittal and Consent”), which together set forth the offer of Concrete Pumping Holdings, Inc., a Delaware corporation (the “Company”), to each of its warrant holders described below to receive 0.2105 shares of common stock, par value $0.0001 per share (“common stock”), in exchange for each outstanding public warrant tendered and 0.1538 shares of common stock in exchange for each outstanding private placement warrant tendered pursuant to the offer (the “Offer”).

The Offer is made solely upon the terms and conditions in the Prospectus/Offer to Exchange and in the Letter of Transmittal and Consent. The Offer will be open until 11:59 p.m., Eastern Daylight Time, on April 26, 2019, or such later time and date to which the Company may extend. The period during which the Offer is open, giving effect to any withdrawal or extension, is referred to as the “Offer Period.” The date and time at which the Offer Period ends is referred to as the “Expiration Date.”

The Offer is being made to:

●

All holders of our publicly traded warrants (the “public warrants”) issued in connection with the initial public offering of the Company’s securities on August 1, 2017 (the “IPO”), each of which are exercisable for one share of common stock for a purchase price of $11.50 per share in accordance with its terms.

●

All holders of certain of our warrants to purchase common stock (the “private placement warrants” and together with the public warrants, the “warrants”) that were issued in a private placement concurrently with the IPO, which entitle such warrant holders to purchase one share of common stock for a purchase price of $11.50 per share in accordance with its terms.

Our common stock is listed on The Nasdaq Capital Market under the symbol “BBCP,” and our public warrants are quoted on the OTC Pink marketplace maintained by OTC Market Groups, Inc. under the symbol “BBCPW.” As of April 1, 2019, 23,000,000 public warrants and 11,100,000 private placement warrants were outstanding. Pursuant to the Offer, we are offering up to an aggregate of 4,841,500 shares of our common stock in exchange for the public warrants and 1,707,180 shares of common stock in exchange for the private placement warrants.

Each public warrant holder whose public warrants are exchanged pursuant to the Offer will receive 0.2105 shares of common stock for each public warrant tendered by such holder and exchanged and each holder of private placement warrants who tenders private placement warrants for exchange will receive 0.1538 shares of common stock for each private placement warrant tendered by such holder and exchanged. Any warrant holder that participates in the Offer may tender less than all of its warrants for exchange.

No fractional shares of common stock will be issued pursuant to the Offer. In lieu of issuing fractional shares, any holder of warrants who would otherwise have been entitled to receive fractional shares pursuant to the Offer will, after aggregating all such fractional shares of such holder, be paid cash (without interest) in an amount equal to such fractional part of a share multiplied by the last sale price of the common stock on the Nasdaq on the last trading day of the Offer Period. The Company’s obligation to complete the offer is not conditioned on the receipt of a minimum number of tendered warrants.

Concurrently with the Offer, the Company is also soliciting consents (the “Consent Solicitation”) from holders of the public warrants to amend (the “Warrant Amendment”) the Warrant Agreement, dated as of July 26, 2017 (the “Warrant Agreement”), by and between the Company and Continental Stock Transfer & Trust Company, which governs all of the warrants. If approved, the Warrant Amendment would permit the Company to require that each warrant that is outstanding upon the closing of the Offer be converted into 0.1895 shares of common stock, which is a ratio 10% less than the exchange ratio applicable to the Offer. Pursuant to the terms of the Warrant Agreement, the consent of holders of at least 65% of the outstanding public warrants is required to approve the Warrant Amendment. Therefore, one of the conditions to the adoption of the Warrant Amendment is the receipt of the consent of holders of at least 65% of the outstanding public warrants. You may not consent to the Warrant Amendment without tendering your public warrants in the Offer and you may not tender your public warrants without consenting to the Warrant Amendment. The consent to the Warrant Amendment is a part of the Letter of Transmittal and Consent relating to the public warrants, and therefore by tendering your public warrants for exchange you will deliver your consent to the Company. You may revoke your consent at any time prior to the Expiration Date (as defined below) by withdrawing the public warrants you have tendered.

If the above condition is not met, warrants not exchanged for common stock pursuant to the Offer will remain outstanding subject to their current terms, including any such terms permitting the Company to redeem such warrants prior to their expiration. The Company reserves the right to redeem any of the warrants, as applicable, pursuant to their current terms at any time, including prior to the completion of the Offer.

THE OFFER AND CONSENT SOLICITATION IS NOT MADE TO THOSE HOLDERS WHO RESIDE IN STATES OR OTHER JURISDICTIONS WHERE AN OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL.

Please follow the instructions in this document and the related documents, including the accompanying Letter of Transmittal and Consent, to cause your warrants to be tendered for exchange pursuant to the Offer and provide consent to the Warrant Amendment.

On the terms and subject to the conditions of the Offer, the Company will allow the exchange of all warrants properly tendered before the Expiration Date and not properly withdrawn, at an exchange rate of 0.2105 shares of common stock for each public warrant and 0.1538 shares of common stock for each private placement warrant so tendered.

We are the owner of record of warrants held for your account. As such, only we can exchange and tender your warrants, and then only pursuant to your instructions. We are sending you the Letter of Transmittal and Consent for your information only; you cannot use it to exchange and tender warrants we hold for your account, nor to provide consent to the Warrant Amendment.

Please instruct us as to whether you wish us to tender for exchange any or all of the warrants we hold for your account, on the terms and subject to the conditions of the Offer.

Please note the following:

1.	Your warrants may be exchanged at the exchange rate of 0.2105 shares of common stock for every one of your public warrants and 0.1538 shares of common stock for every one of your private placement warrants properly tendered for exchange.

2.

The Offer is made solely upon the terms and conditions set forth in the Prospectus/Offer to Exchange and in the Letter of Transmittal and Consent. In particular, please see “The Offer and Consent Solicitation — General Terms — Conditions to the Offer and Consent Solicitation” in the Prospectus/Offer to Exchange.

3.

By tendering your public warrants for exchange you are concurrently consenting to the Warrant Amendment. You may not consent to the Warrant Amendment without tendering your public warrants in the Offer and you may not tender your public warrants without consenting to the Warrant Amendment.

4.	The Offer and withdrawal rights will expire at 11:59 p.m., Eastern Daylight Time, on April 26, 2019, or such later time and date to which the Company may extend.

If you wish to have us tender any or all of your warrants for exchange pursuant to the Offer and Consent Solicitation, please so instruct us by completing, executing, detaching and returning to us the attached Instructions Form. If you authorize us to tender your warrants, we will tender for exchange all of your warrants unless you specify otherwise on the attached Instruction Form.

Your prompt action is requested. Your Instruction Form should be forwarded to us in ample time to permit us to submit a tender on your behalf before the Expiration Date. Please note that the Offer and withdrawal rights will expire at 11:59 p.m., Eastern Daylight Time, on April 26, 2019, or such later time and date to which the Company may extend.

The board of directors of the Company has approved the Offer and Consent Solicitation. However, neither the Company nor any of its management, its board of directors, the dealer manager, the information agent, or the exchange agent for the Offer is making any recommendation as to whether holders of warrants should tender warrants for exchange in the Offer and Consent Solicitation. The Company has not authorized any person to make any recommendation. You should carefully evaluate all information in the Prospectus/Offer to Exchange and in the Letter of Transmittal and Consent, and should consult your own investment and tax advisors. You must decide whether to have your warrants exchanged and, if so, how many warrants to have exchanged. In doing so, you should read carefully the information in the Prospectus/Offer to Exchange and in the Letter of Transmittal and Consent.

Instructions Form

Offer To Exchange

Warrants to Acquire Common Stock of

CONCRETE PUMPING HOLDINGS, INC.

for

Common Stock of Concrete Pumping Holdings, Inc. and Consent Solicitation

The undersigned acknowledges receipt of your letter and the enclosed Prospectus/Offer to Exchange dated April 1, 2019 (the “Prospectus/Offer to Exchange”), and the related Letter of Transmittal and Consent (the “Letter of Transmittal and Consent”), which together set forth the offer of Concrete Pumping Holdings, Inc., a Delaware corporation (the “Company”), to each holder of the Company’s warrants (the “warrants”) to purchase the Company’s common stock, par value $0.0001 per share (“common stock”), which entitle such warrant holders to purchase one share of common stock for a purchase price of $11.50 per share, to receive 0.2105 shares of common stock in exchange for each outstanding public warrant tendered and .1538 shares of common stock in exchange for each outstanding private placement warrant tendered pursuant to the offer (the “Offer”), and the solicitation of consents (the “Consent Solicitation”) from holders of the Company’s publicly traded warrants (the “public warrants”) to amend (the “Warrant Amendment”) the Warrant Agreement, dated as of July 26, 2017, by and between the Company and Continental Stock Transfer & Trust Company that governs all of the warrants to permit the Company to require that each warrant that is outstanding upon the closing of the Offer be converted into 0.1895 shares of common stock, which is a ratio 10% less than the ratio applicable to the public warrants in the Offer.

The undersigned hereby instructs you to tender for exchange the number of warrants indicated below or, if no number is indicated, all warrants you hold for the account of the undersigned, on the terms and subject to the conditions set forth in the Prospectus/Offer to Exchange and in the Letter of Transmittal and Consent.

By participating in the Offer, the undersigned acknowledges that: (i) the Offer and Consent Solicitation are made solely only upon the terms and conditions in the Prospectus/Offer to Exchange and in the Letter of Transmittal and Consent; (ii) upon and subject to the terms and conditions set forth in the Prospectus/Offer to Exchange and the Letter of Transmittal and Consent, public warrants properly tendered and accepted and not validly withdrawn constitutes the undersigned’s validly delivered consent to the Warrant Amendment; (iii) the Offer will be open until 11:59 p.m., Eastern Daylight Time, on April 26, 2019, or such later time and date to which the Company may extend (the period during which the Offer is open, giving effect to any withdrawal or extension, is referred to as the “Offer Period”); (iv) the Offer is established voluntarily by the Company, it is discretionary in nature, and it may be extended, modified, suspended or terminated by the Company as provided in the Prospectus/Offer to Exchange; (v) the undersigned is voluntarily participating in the Offer and is aware of the conditions of the Offer; (vi) the future value of the common stock is unknown and cannot be predicted with certainty; (vii) the undersigned has received and read the Prospectus/Offer to Exchange and the Letter of Transmittal and Consent; and (viii) regardless of any action that the Company takes with respect to any or all income/capital gains tax, social security or insurance, transfer tax or other tax-related items (“Tax Items”) related to the Offer and the disposition of warrants, the undersigned acknowledges that the ultimate liability for all Tax Items is and remains the responsibility solely of the undersigned. In that regard, the undersigned authorizes the Company to withhold all applicable Tax Items legally payable by the undersigned.

Number of warrants to be exchanged by you for the account of the undersigned:_______________________________

*

No fractional shares will be issued pursuant to the Offer. In lieu of issuing fractional shares, any holder of warrants who would otherwise have been entitled to receive fractional shares pursuant to the Offer will, after aggregating all such fractional shares of such holder, be paid cash (without interest) in an amount equal to such fractional part of a share multiplied by the last sale price of the common stock on the Nasdaq on the last trading day of the Offer Period. The Company’s obligation to complete the offer is not conditioned on the receipt of a minimum number of tendered warrants.

**	Unless otherwise indicated it will be assumed that all warrants held by us for your account are to be exchanged.

Signature(s): _____________________________________

Name(s): ________________________________________

                                       (Please Print)

Taxpayer Identification Number: _____________________

Address(es): _____________________________________

________________________________________________

                                 (Including Zip Code)

Area Code/Phone Number: __________________________

Date: ____________________________________________